Exhibit 99.1

APRICUS BIOSCIENCES PROVIDES CORPORATE UPDATE AND FIRST QUARTER 2015 FINANCIAL RESULTS

Conference Call / Webcast Today, Monday, May 11, 2015 at 8:30 a.m. ET

SAN DIEGO, CA, May 11, 2015 - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the first quarter ended March 31, 2015 and provided a corporate update on its clinical development and commercialization plans for the remainder of 2015.

“Since the beginning of this year, we have made significant progress towards our key corporate objectives, the advancement of our clinical pipeline and the sustained growth of our flagship product Vitaros® in Europe,” stated Richard Pascoe, Chief Executive Officer. “We are currently enrolling patients with Raynaud’s disease in a RayVa™ Phase 2a clinical trial, and in June, we expect to make a go/no go decision for RayVa and to start enrollment in our Phase 2b trial for fispemifene in men with symptomatic secondary hypogonadism. We look forward to establishing clinical proof-of-concept with these important assets in an effort to deliver clinically meaningful and commercially viable products into the market following the completion of these late stage trials. Moreover, we continue to be pleased with our commercial partners’ efforts to establish Vitaros as the erectile dysfunction treatment of choice in Europe. With the recent launch in Spain by our partner Recordati and expected launches throughout 2015 in multiple important markets, such as France and Italy, we regard Vitaros as a strategic asset with the potential to generate meaningful long-term revenue for the Company.”

First Quarter Highlights and Recent Developments

Apricus continues to make steady progress towards achieving its corporate goals: increasing Vitaros’ commercial presence, advancing the development pipeline with RayVa and fispemifene and strengthening the Company’s financial position.

•	Vitaros launched by Recordati in Spain, which marks the fifth launch in Europe in one of the largest EU markets;

•	Strengthened the balance sheet by closing an $11 million registered direct offering led by Sarissa Capital Management LP in February 2015;

•
Received clear guidance from the U.S. Food and Drug Administration (“FDA”) regarding the design of the Phase 2 clinical trial for fispemifene in our lead indication for the treatment of symptomatic secondary hypogonadism;

•	Expanded our exclusive license agreement with Sandoz to market Vitaros in select Asia-Pacific countries; and

•	Extended exclusivity for RayVa out to 2032 with the issuance of a U.S. patent for methods for treating Raynaud's phenomenon that is secondary to systemic sclerosis.

2015 Priorities
Apricus expects to build shareholder value by achieving key strategic objectives including:

Vitaros

•	Continue to grow revenue in existing countries where partners have launched Vitaros and in other European countries throughout 2015;

•	Pursue out-licensing opportunities for Vitaros in Asia-Pacific and Latin America;

•	Continue to generate the required data for the Vitaros room temperature device to support a submission for regulatory approval in Europe in 2016; and

•	Continue to work with Actavis plc and Mylan NV with the goal of making Vitaros available to men suffering from erectile dysfunction in North America.

RayVa

•
Generate safety and proof-of-concept data from the RayVa Phase 2a clinical trial in patients with Raynaud's phenomenon secondary to scleroderma in order to make a go/no go decision, subject to guidance received from our Data Monitoring Committee (DMC) expected in June 2015; and

•	Meet with the FDA to confirm the regulatory path for subsequent pivotal trials of RayVa by year-end, pending outcome of the Phase 2a trial.

Fispemifene

•
Based on clear guidance received from the FDA, initiate the fispemifene Phase 2b clinical trial in June in patients with symptomatic secondary hypogonadism, with a data read-out expected in early 2016; and

•	Initiate an exploratory clinical study in one other male urological condition, such as lower urinary tract symptoms or chronic prostatitis, by year-end.

First Quarter Financial Results

Revenue for the first quarter ended March 31, 2015 was $475,000, compared to revenue of $0.0 million in the first quarter of 2014. Net loss increased to $6.4 million, or $0.13 per share, for the first quarter ended March 31, 2015, compared to a net loss of $3.3 million, or $0.09 per share for the first quarter ended March 31, 2014. The increase in the net loss was primarily due to increased expenses related to the Company’s development programs, largely for the fispemifene and RayVa clinical trials, in the first quarter.

In the first quarter of 2015, Apricus raised a net of $11.0 million in cash from financing activities. As of March 31, 2015, cash and cash equivalents totaled $16.2 million, compared to $11.4 million as of December 31, 2014.

2015 Financial Outlook

In 2015, Apricus expects to generate cash from milestone payments and royalty revenues from partner sales of Vitaros. Apricus will also continue to pursue out-license opportunities for Vitaros in Asia-Pacific and Latin America. Apricus' expenditures will include costs to generate stability data for the Vitaros room temperature device, for activities associated with supporting commercialization and launches of Vitaros in Europe, and clinical development of fispemifene and RayVa. Apricus believes that with the cash on-hand, access to additional capital under the existing committed equity facility with Aspire Capital Fund, LLC, access to the second $5 million tranche of our existing debt facility established with Oxford Finance and Silicon Valley Bank, and ongoing cash flows from Vitaros, the Company can support the current operating plan through 2015.

Conference Call Details

Apricus will host a live conference call and webcast today at 8:30 a.m. Eastern Time to discuss the company's financial results and provide a corporate update. To participate by telephone, please dial 855-780-7196 (Domestic) or 631-485-4867 (International). The conference ID number is 37376276. The live and archived audio webcast can be accessed through the Investors’ section of the Company's website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 90 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus' lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus' marketing partners for Vitaros include Mylan NV, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. Apricus' second-generation room temperature Vitaros is under development. Apricus commenced a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud's phenomenon. Additionally, Apricus plans to initiate a Phase 2 trial for fispemifene, a selective estrogen receptor modulator for the treatment of male secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms.

For further information on Apricus, visit http://www.apricusbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the expected royalty revenues from the sale of Vitaros in various countries by Apricus’ commercial partners; the planned launch of Vitaros in France, Italy and other countries; the planned production of the required 12-month stability data and the expected timing of approval in Europe for the Vitaros room temperature device; the potential development of Vitaros® in North America; the timing and confirmation of a regulatory pathway for RayVa™; the ongoing enrollment in the RayVa™ Phase 2a clinical trial of patients with Raynaud's phenomenon secondary to scleroderma; the planned generation of proof-of-concept data for our product candidates; the timing and success of current and planned clinical trials, including data read-outs; the size of the commercial opportunity for Vitaros, RayVa and fispemifene and the potential for such products to achieve commercial success; the opportunity of potential indications for fispemifene; the expected funding under the credit facility of a second term loan subject to initiation of a Phase 2 development program for fispemifene; the planned out-license of Vitaros; the timing of patent expirations; and Apricus’ 2015 financial outlook, including cash projections. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: its ability to further develop its product and product candidates RayVa, as well as the timing of such events; Apricus’ ability to carry out clinical studies for its product candidates, as well as the timing and success of the results of such studies; Apricus’ ability to obtain the requisite governmental approval for its product candidates; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories, such as Takeda in the United Kingdom, Sandoz in Sweden, Germany and Belgium, Recordati in Spain; and Majorelle in France, and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain and maintain intellectual property protection for Vitaros, RayVa, fispemifene or any other product candidates; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to draw the second term loan under the credit facility when expected, or at all, including Apricus’ failure to meet the conditions required to draw under the loan and security agreement; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to access additional capital under the equity facility; Apricus’ ability to obtain the requisite governmental approval for the room temperature version of Vitaros, RayVa, fispemifene; the potential for adverse reactions to our product; the potential for adverse side effects or other safety risks associated with our product candidates that could delay or preclude approval; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT: Institutional Investors: Angeli Kolhatkar
angeli@areciaadvisors.com
Arecia Advisors
(917) 387-4770

Retail Investors: Chris Eddy, David Collins
apri@catalyst-ir.com
Catalyst Global
(212) 924-9800

Selected Financial Information
Condensed Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
	(unaudited)
Revenues:
License fee revenues	$ 350	$ -
Royalty revenues	88	-
Product sales revenues	37	-
Total revenues	475	-

Cost of product sales	233	-
Gross profit	242	-

Research & development expense	3,268	1,444
General & administrative expense	3,096	3,059
Other operating income	-	(960)
Total operating expense	6,364	3,543

Other income (expense)	(290)	281
Net loss	$ (6,412)	$ (3,262)
Basic and diluted net loss per share	$ (0.13)	$ (0.09)

Condensed Balance Sheets
(In thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$ 16,156	$ 11,400
Other current assets	1,879	1,889
Property and equipment, net	1,449	1,358
Other long term assets	153	162
Total assets	$ 19,637	$ 14,809

Accounts payable, accrued expenses and other current liabilities	$ 6,446	$ 6,527
Notes payable	4,825	4,779
Warrant liability	5,213	-
Deferred revenues	1,181	1,226
Other long term liabilities	302	358
Stockholders' equity	1,670	1,919
Total liabilities and stockholders' equity	$ 19,637	$ 14,809